FOR IMMEDIATE RELEASE

July 5, 2017

Gannett announces appointment of new Board member

MCLEAN, Va. – (Business Wire) – Matthew W. Barzun, former U.S. ambassador to the United Kingdom, has been appointed to the Board of Directors of Gannett Co., Inc. (NYSE: GCI) ("Gannett" or the "Company"), effective as of July 1, 2017. His appointment expands Gannett’s Board to eleven members.

“We are very pleased to welcome Matthew to our Board,” said Robert Dickey, Gannett president and chief executive officer. “His career in government and extensive digital business experience make him a tremendous fit for the Board at this stage of the Company’s transformation.”

Prior to serving as U.S. ambassador to the United Kingdom, Barzun served as U.S. ambassador to Sweden and National Finance Chair for former President Barack Obama’s re-election campaign. He also volunteered for then-Senator Barack Obama’s 2008 presidential election campaign, leading the effort to conduct supporter-driven small-dollar fundraisers. Previously, Barzun was a private investor in a number of internet start-ups, including co-founding MedTrackAlert. He joined CNET Networks in 1993 as its fourth employee and held various management positions during his eleven years with the company, including Chief Strategy Officer.

Barzun is an active member of the Louisville, KY, community, having served on the boards of the Louisville Free Public Library, Public Radio Partnership, Center for Interfaith Relations and Louisville Urban League. He is a graduate of Harvard College, where he received his A.B. in history and literature, magna cum laude.

ABOUT GANNETT

Gannett Co., Inc. (NYSE: GCI) is a next-generation media company committed to strengthening communities across our network. Through trusted, compelling content and unmatched local-to-national reach, Gannett touches the lives of more than 110 million people monthly. With more than 120 markets internationally, it is known for Pulitzer Prize-winning newsrooms, powerhouse brands such as USA TODAY and specialized media properties. To connect with us, visit www.gannett.com.

Investor Contact:

Michael Dickerson

Vice President, Investor Relations & Real Estate

(703) 854-6185

mdickerson@gannett.com

Media Contact:

Amber Allman

Vice President, Corporate Events & Communications

(703) 854-5358

aallman@gannett.com